Exhibit 2.4

COMINAR REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING

OF UNITHOLDERS

AND

MANAGEMENT PROXY CIRCULAR

March 30, 2011

Management Proxy Circular

Table of Contents

PART 1 – VOTING INFORMATION			5

1.1	SOLICITATION OF PROXIES		5
1.2	NON-REGISTERED HOLDERS		5
1.3	APPOINTMENT AND REVOCATION OF PROXIES		6
1.4	VOTING OF UNITS		6
1.5	VOTING AT MEETING AND QUORUM		7
1.6	PRINCIPAL UNITHOLDERS		7

PART 2 – BUSINESS OF THE MEETING			8

2.1	PRESENTATION OF FINANCIAL STATEMENTS AND AUDITORS’ REPORT		8
2.2	NOMINEES FOR ELECTION AS INDEPENDENT TRUSTEES AND OTHER TRUSTEES		8

	2.2.1	Nominees for Election as Independent Trustees	8

	2.2.1.1	Nominees for Election as Independent Trustees	9
	2.2.1.2	Other Trustees	10

	2.2.2	Board Interlocks	14
	2.2.3	Trustees Attendance Record	14
	2.2.4	Trustees’ Unit Ownership Guidelines	14
	2.2.5	Trustees and Officers’ Liability Insurance	15
	2.2.6	Cease Trade Orders and Bankruptcies	15
	2.2.7	Individual Bankruptcies	15
	2.2.8	Code of Ethics and Business Conduct	15

2.3	APPOINTMENT OF AUDITORS		16

	2.3.1	Auditors’ Fees	16

PART 3 – STATEMENT OF EXECUTIVE COMPENSATION			16

3.1	COMPENSATION ANALYSIS		16

	3.1.1	Base Salary	17
	3.1.2	Short-term Incentive Program	18
	3.1.3	Long-term Incentive Program	18
	3.1.4	Unit Option Plan	18
	3.1.5	President and Chief Executive Officer	19

	3.1.5.1	Base Salary	19
	3.1.5.2	Bonus	19
	3.1.5.3	Long-term Incentives	19

	3.1.6	Change of Control Provisions	19
	3.1.7	Compensation Consultant	19
	3.1.8	Performance Graph	20
	3.1.9	Unit Option Awards	21

3.2	SUMMARY COMPENSATION		21

	3.2.1	Summary Compensation Table	21

3.3	INCENTIVE PLAN AWARDS		22

	3.3.1	Outstanding Option Awards	22
	3.3.2	Incentive Plan Awards – Value Vested or Earned During the Year	22

3.4	PENSION PLAN BENEFITS		23
3.5	TERMINATION BENEFITS		23

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	3.5.1	Change of Control Benefits	23

	3.5.1.1	President and Chief Executive Officer	23
	3.5.1.2	The Other NEOs	24

3.6	COMPENSATION OF TRUSTEES		25

	3.6.1	Narrative Discussion	25
	3.6.2	Trustee Compensation Table	26
	3.6.3	Option-based Awards	26

	3.6.3.1	Outstanding Option-based Awards	26
	3.6.3.2	Outstanding Option-based Awards – Value Vested or Earned During the Year	26

3.7	UNITS AUTHORIZED FOR ISSUANCE UNDER THE PLAN		27
3.8	INDEBTEDNESS OF TRUSTEES, EXECUTIVE OFFICERS AND OFFICERS		27

PART 4 – AMENDMENT OF THE PLAN			27

4.1	PROPOSED AMENDMENT – INCREASE IN THE NUMBER OF UNITS RESERVED FOR ISSUANCE		27

PART 5 – CORPORATE GOVERNANCE			28

5.1	GENERAL		28
5.2	STATEMENT OF CORPORATE GOVERNANCE PRACTICES		28
5.3	AUDIT COMMITTEE INFORMATION		35

PART 6 – OTHER INFORMATION			35

6.1	GENERAL		35
6.2	INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS		35
6.3	AVAILABILITY OF DOCUMENTS		36
6.4	APPROVAL OF TRUSTEES		36

SCHEDULE A			37

SCHEDULE B			38

SCHEDULE C			41

iii

COMINAR REAL ESTATE INVESTMENT TRUST
MANAGEMENT PROXY CIRCULAR
NOTICE OF ANNUAL MEETING
OF UNITHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the holders of units (the “Unitholders”) of Cominar Real Estate Investment Trust (the “REIT”) will be held at the Palace Royal Hotel, 775 Honoré-Mercier Avenue, Québec City, Québec, on May 17, 2011 at 11:00 a.m. (Québec City time), for the following purposes:

1.	TO RECEIVE the financial statements of the REIT for the fiscal year ended December 31, 2010, together with the report of the auditors thereon;

2.	TO ELECT two independent trustees of the REIT for the next two fiscal years;

3.	TO APPOINT the auditors and authorize the trustees of the REIT to fix their remuneration;

4.

TO EXAMINE and, if deemed advisable, pass, with or without amendment, the resolution set forth in Schedule “A” of the management proxy circular accompanying this notice of meeting to (i) ratify and confirm the amendments to the unit option plan of the REIT (the “Plan”) respecting the increase in the maximum number of units which may be issued upon exercise of the options granted under the Plan; and (ii) approve the listing of additional units on the Toronto Stock Exchange as reserved for issuance under the Plan; and

5.	TO TRANSACT such other business as may properly come before the Meeting or any adjournment thereof.

Items 2, 3 and 4 above require the approval of a majority of the votes cast at the Meeting. The accompanying management proxy circular dated March 30, 2011 provides additional information relating to the matters to be dealt with at the Meeting and forms an integral part of this notice.

The trustees of the REIT have set April 5, 2011 as the record date for determining those Unitholders entitled to receive notice of and vote at the Meeting.

Unitholders who are unable to attend the Meeting should complete, sign, date and return the form of proxy to the REIT’s transfer agent, Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, or to the head office of the REIT, 455 du Marais Street, Québec City, Québec, G1M 3A2. In order to be effective, proxies must be received no later than 5:00 p.m. (Québec City time) on May 13, 2011 or, if the Meeting is adjourned, the last business day preceding the day of any resumption thereof.

Unitholders are invited to attend the Meeting. There will be an opportunity to ask questions and meet management, the Board of Trustees and fellow Unitholders. At the Meeting, the REIT will also report on its 2010 business activities.

SIGNED in Québec City, Québec, the 30th day of March, 2011.

BY ORDER OF THE BOARD OF TRUSTEES,

(s) Patrick Quigley
Vice-President and Corporate Secretary

Management Proxy Circular

PART 1 – VOTING INFORMATION

1.1	Solicitation of Proxies

This management proxy circular (the “Circular”) is furnished in connection with the solicitation of proxies by or on behalf of management of Cominar Real Estate Investment Trust (the “REIT” or “Cominar”) for use at the annual meeting (the “Meeting”) of holders of units of the REIT (the “Unitholders” ) to be held on May 17, 2011 at the Palace Royal Hotel, 775 Honoré-Mercier Avenue, Québec City, Québec, at 11:00 a.m. (Québec City time), or any adjournment thereof for the purposes set forth in the accompanying notice of meeting (the “Notice”). The solicitation will be primarily by mail, but proxies may also be solicited personally or by telephone, fax or other electronic means, by the trustees of the REIT (the “Trustees”), officers or other employees of the REIT. The costs of solicitation, if any, will be borne by the REIT. Except as otherwise stated, the information contained herein is given as of March 30, 2011.

Enclosed with this Circular and the attached Notice is a form of proxy for use in connection with the Meeting.

1.2	Non-Registered Holders

The information set forth in this section is important to the many Unitholders who do not hold units of the REIT (the “Units”) in their own names (the “Non-Registered Holders”). Non-Registered Holders should note that only proxies deposited by Unitholders whose names appear on the records of the REIT as the registered Unitholders can be recognized and acted upon at the Meeting. However, in many cases, Units beneficially owned by a Non-Registered Holder are registered either:

a)

in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Units, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b)	in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. or “CDS”) of which the Intermediary is a participant.

In accordance with the requirements of Regulation 54-101 of the Canadian Securities Administrators, the REIT has distributed copies of the Notice, this Circular, the form of proxy and the 2010 Annual Report (collectively, the “Meeting Materials”) to the clearing agencies and intermediaries for onward distribution to Non-Registered Holders. The Meeting Materials are also available on the REIT’s Website at www.cominar.com.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

a)

be given a proxy which is signed by the Intermediary (typically by a facsimile, stamped signature) and already sets forth the number of Units beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. This form of proxy need not be signed by the Non-Registered Holder. A Non-Registered Holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Computershare Investor Services Inc. as described below; or

b)

more typically, be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form received by the Non-Registered Holder.

Management Proxy Circular

The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) (formerly known as ADP Investor Communications). Broadridge typically mails a proxy form to Non-Registered Holders and asks them to complete and return the proxy form to Broadridge (the Broadridge form also allows completion of the voting instruction form by telephone). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Units to be represented at a Unitholders’ meeting. A Non-Registered Holder receiving a proxy form from Broadridge cannot use that proxy to vote Units directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Units voted.

Units held by brokers or their agents or nominees can be voted for or against resolutions only upon the instructions of the Non-Registered Holder. Without specific instructions, brokers and their agents and nominees are prohibited from voting Units for the brokers’ clients. The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Units they beneficially own.

Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding directions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies and ensure that instructions respecting the voting of their Units are communicated to the appropriate person.

1.3	Appointment and Revocation of Proxies

If it is not your intention to be present in person at the Meeting, you are asked to complete and return the enclosed form of proxy. The proxy must be executed by the Unitholder or the attorney of such Unitholder, duly authorized in writing. Proxies to be used at the Meeting must be deposited with the REIT’s transfer agent, Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, or at the head office of the REIT, 455 du Marais Street, Québec City, Québec, G1M 3A2, no later than 5:00 p.m. (Québec City time) on May 13, 2011 or, if the Meeting is adjourned, the last business day preceding the day of any resumption thereof.

The persons designated in the form of proxy are Trustees and/or officers of the REIT. A Unitholder may appoint a proxyholder other than any person designated in the form of proxy to attend and act on such Unitholder’s behalf at the Meeting, either by inserting such other desired proxyholder’s name in the space provided on the form of proxy and deleting the names printed thereon or by substituting another proper form of proxy.

A proxy given by a Unitholder for use at the Meeting may be revoked at any time prior to its use. A proxy may be revoked by an instrument in writing executed by the Unitholder or by his or her attorney in writing; if the Unitholder is a corporation, the revocation must be executed by an officer duly authorized in writing or, if the Unitholder is an association, by an attorney duly authorized in writing, and deposited with the REIT’s transfer agent at any time up to and including the last business day preceding the date of the Meeting or any adjournment thereof or with the chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the proxy will be revoked.

1.4	Voting of Units

Units represented by proxies will be voted or withheld from voting as specified on any ballot that may be called for and, if the Unitholder specifies a choice with respect to any matter to be acted upon at the Meeting, Units represented by properly executed proxies will be voted accordingly. In the absence of any direction to the contrary, a proxyholder will vote the Units IN FAVOUR OF: (i) the election of the two nominees of management as independent trustees (as hereinafter defined); (ii) the appointment of the auditors of the REIT and the authorization given to the Trustees to fix their

Management Proxy Circular

remuneration; and (iii) the adoption of the resolution set forth in Schedule “A” of this Circular to ratify and confirm the amendments to the unit option plan of the REIT dated as of May 21, 1998, as amended as of March 27, 2001, November 13, 2003, March 20, 2006, March 13, 2007, February 27, 2008, May 14, 2008 and May 18, 2010 (the “Plan”), the whole as described in the Circular.

The enclosed form of proxy confers discretionary authority upon the persons designated therein with respect to amendments or variations to matters identified in the Notice and with respect to any other matter which may properly come before the Meeting. The Trustees know of no matters to come before the Meeting other than the matters referred to in the Notice. However, if any other matters which are not now known to the Trustees should properly come before the Meeting, the Units represented by proxies will be voted on such matters in accordance with the best judgment of the proxyholder.

1.5	Voting at Meeting and Quorum

As of March 21, 2011, 63,036,420 Units were issued and outstanding. Each Unit entitles its holder to one vote at meetings of Unitholders of the REIT. ONLY UNITHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 5, 2011, THE RECORD DATE ESTABLISHED FOR THE MEETING, WILL BE ENTITLED TO VOTE AT THE MEETING OR ANY ADJOURNMENT THEREOF, EITHER IN PERSON OR BY PROXY. However, to the extent that a person transfers the ownership of any Units after that date and the transferee of those Units produces properly endorsed Unit certificates or otherwise establishes that he owns the Units and asks, no later than ten days before the Meeting, that his name be included in the list of Unitholders entitled to vote at the Meeting, the transferee will be entitled to vote such Units at the Meeting or any adjournment thereof.

Unless otherwise required in the Contract of Trust governing the affairs of the REIT dated March 31, 1998, as amended, supplemented or restated from time to time (the “Contract of Trust”), every question coming before the Meeting or any adjournment thereof shall be decided by the majority of the votes duly cast. The quorum at the Meeting or any adjournment thereof shall consist of at least two individuals present in person, each of whom is a Unitholder or a proxyholder representing a Unitholder, and who hold or represent by proxy together not less than 25% of the total number of outstanding Units.

1.6	Principal Unitholders

To the knowledge of the Trustees and officers of the REIT, there is no beneficial owner of, nor any person who exercises control or direction over, Units carrying more than 10% of the votes attached to the outstanding Units, other than:

Unitholder	Number of Units beneficially owned or over which control or direction is exercised	Percentage of outstanding Units
AM Total Investments, General Partnership(1)	8,277,175	13.1%

(1)

The Units held by AM Total Investments, General Partnership, formerly known as Cominar, General Partnership, are indirectly held by Corporation financière Alpha (CFA) inc. (“CFA”), and all important decisions regarding the REIT made by CFA are controlled by Michel Dallaire. The Units of CFA are owned by the children of the late Jules Dallaire, including Michel Dallaire and Alain Dallaire, and related family trusts.

Management Proxy Circular

PART 2 – BUSINESS OF THE MEETING

2.1	Presentation of Financial Statements and Auditors’ Report

The consolidated financial statements of the REIT, the report of the auditors thereon and the Management’s Discussion and Analysis for the fiscal year ended December 31, 2010 are contained in the 2010 Annual Report and will be presented to the Unitholders at the Meeting, but the approval of the Unitholders with respect thereto is not required.

2.2	Nominees for Election as Independent Trustees and Other Trustees

The Contract of Trust provides that the assets and operations of the REIT will be subject to the control and authority of a minimum of nine and a maximum of eleven Trustees (including the AM Total Investments Trustees and the Independent Trustees, as such terms are defined under Section 5.2 “Statement of Corporate Governance Practices”).

Presently, there are nine Trustees of the REIT. Of this number, pursuant to the Contract of Trust, four were appointed by Corporation financière Alpha (CFA) Inc.1, on behalf of AM Total Investments, General Partnership. These Trustees are Michel Dallaire, Michel Paquet, Alain Dallaire and Pierre Gingras. Three of the Independent Trustees, namely Robert Després, Dino Fuoco and Gérard Coulombe, are in office for a term expiring at the close of the annual meeting of Unitholders for the fiscal year ending December 31, 2011. Consequently, two Independent Trustees, namely Ghislaine Laberge and Alban D’Amours, whose term expires at the close of the Meeting, are nominated by management for election as Independent Trustees at the Meeting.

The persons designated in the enclosed form of proxy for use at the Meeting intend to vote IN FAVOUR OF the election of Ghislaine Laberge and Alban D’ Amours as Independent Trustees, to hold office until the close of the annual meeting of Unitholders for the fiscal year ending December 31, 2012, or until their successors are duly elected or appointed in accordance with the Contract of Trust, unless the Unitholder who has given the proxy has directed that the Units represented thereby be withheld from voting on the election of Independent Trustees. Management does not contemplate that any of such nominees will be unable to serve as Independent Trustees but, if that should occur for any reason prior to the Meeting, the persons designated in the enclosed form of proxy will vote for another nominee as management may recommend, unless the Unitholder has specified in the form of proxy that the Units represented thereby be withheld from voting on the election of Independent Trustees.

2.2.1	Nominees for Election as Independent Trustees

The following summary sets forth, for each person proposed to be nominated for election as an Independent Trustee, as well as for each of the other Trustees, the following information:

•	name;

•	place of residence;

•	independence from the REIT;

•	date the nominees and other Trustees became Trustees of the REIT;

[1]

A corporation resulting from the amalgamation of Corporation Financière Alpha (CFA) Inc. and Groupe Financier Alpha (GFA) Inc. (formerly known as Groupe Cominar Inc.), the amalgamation of Corporation financière Alpha (CFA) Inc. and  Groupe Financier Alpha (GFA) 2001 Inc., and the subsequent amalgamation of Corporation financière Alpha (CFA) inc. and 4341236 Canada Inc.

Management Proxy Circular

•	whether the nominees and other Trustees meet the unit ownership guidelines for Trustees;

•	principal occupation (including office with the REIT or any of its significant subsidiaries);

•	biography;

•	areas of expertise;

•	memberships on the Committees of the REIT’s Board of Trustees;

•	memberships on boards of other reporting issuers;

•	number of Board and Committee meetings attended in the fiscal year ended December 31, 2010; and

•	unitholdings of the nominees and other Trustees as at March 30, 2011.

Certain information set out below with respect to Independent Trustee nominees was not within the knowledge of the REIT and was provided by the respective Trustee nominees individually.

2.2.1.1	Nominees for Election as Independent Trustees

	Principal Occupation	Corporate Director
Ghislaine Laberge, ASC Montréal, Québec Independent Trustee since: 1998

Ghislaine Laberge was Vice-President, Mortgage Investments at Desjardins Life Assurance from 1992 to 1994, and from 1987 to 1992 she was Vice-President, Mortgage Investments with the Caisse de dépôt et placement du Québec. Since 1993, Ms. Laberge has been a member of several Boards of subsidiaries of the Caisse de dépôt et placement du Québec, including Cadim Inc., Hypothèques CDPQ inc., N45 Inc. and Otera Holding Inc.

	Areas of expertise: real estate industry, finance, mergers and acquisitions
	Membership on the REIT’s Committees: Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee

	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Compensation Committee		3 of 3	100
	Nominating and Corporate Governance Committee		2 of 2	100
	Investment Committee		4 of 4	100
	Securities Held or Controlled
		Units (#)	Options (#)
	2010	6,358	–

Management Proxy Circular

	Principal Occupation	Corporate director
Alban D’ Amours, G.O.Q., Fellow Adm. A. Québec City, Québec Independent Trustee since: 2009

Alban D’Amours was President and Chief Executive Officer of the Desjardins Group from 2000 to 2008. In 1988 he joined the Confédération des caisses Desjardins du Québec, where he held various management positions. He has held various positions in the Québec civil service, including those of Associate Deputy Minister of Energy and Deputy Minister of Revenue. A professor of economics at the Université de Sherbrooke, Mr. D’Amours completed his doctoral studies with a major in monetary policy, public finance and econometrics.

He is president of the Confédération Internationale des Banques Populaires, member of the Board of Directors of the Lucie and André Chagnon Foundation and GenePOC Inc., former member of the Board of Directors of the Caisse de dépôt et placement du Québec and former chairman of the Board of Directors of the Université de Sherbrooke.

	Areas of expertise: finance, economics, accounting, corporate governance and general management Membership on the REIT’s Committees: Compensation Committee and Audit Committee
	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Audit Committee		5 of 5	100
	Compensation Committee		3 of 3	100
	Securities Held or Controlled
		Units (#)	Options (#)
	2010	5,000	–

2.2.1.2	Other Trustees

	Principal Occupation	Chairman of the Board of Trustees of the REIT
Robert Després, O.C., G.O.Q. Québec City, Québec Independent Trustee since: 1998

Robert Després is President of D.R.M. Holdings Inc. and Chairman of the Board of Directors of Domosys Corporation and Obzerv Technologies Inc. He is also a member of the Board of Directors of the National Optics Institute, GenePOC Inc. and HRS Holdings Inc. Throughout his career, he has also been a Board member of several companies, including Atomic Energy of Canada Limited, Camdev Corporation, Canada Malting Co. Ltd., CFCF Inc., Domtar Inc., Manulife Financial Corporation, Mitel Corporation, National Trust Company, Norcen Energy Resources Ltd., Alliance Forest Products Inc., Provigo Inc., Sidbec-Dosco Inc. and Wajax Corporation Limited. Mr. Després has a Bachelor’s degree and a Master’s degree in Administration from Université Laval and is a Fellow of the Ordre des comptables généraux licenciés du Québec (CGA) and the Ordre des comptables en management accrédités du Québec (CMA).

	Areas of expertise: accounting, finance, mergers and acquisitions, corporate governance and general management
	Membership on the REIT’s Committees: Audit Committee and Nominating and Corporate Governance Committee (Chairman)
	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Audit Committee		5 of 5	100
	Nominating and Corporate Governance Committee		2 of 2	100
	Securities Held or Controlled
		Units (#)	Options (#)
	2010	16,500	–

Management Proxy Circular

	Principal Occupation	President, Matvet Veterinary Equipment Inc.
Dino Fuoco, FCMA Montréal, Québec Independent Trustee since: 2006

Dino Fuoco has 30 years of experience in corporate finance and mergers and acquisitions. He is a Fellow of the Ordre des comptables en management accrédités du Québec and has held executive positions at several companies, including Société générale de financement du Québec and Alliance Forest Products Inc.

	Areas of expertise: accounting, general management, finance and mergers and acquisitions
	Membership on the REIT’s Committees: Audit Committee (Chairman) and Investment Committee Membership on boards of other reporting issuers: SFK Pulp Fund (TSX) and Capital BLF Inc. (TSX)

	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Audit Committee		5 of 5	100
	Investment Committee		4 of 4	100
	Securities Held or Controlled(1)
		Units (#)	Options (#)
	2010	–	–

(1)      Mr. Fuoco does not hold, directly or indirectly, Units or options to purchase Units of the REIT, in accordance with the Contract of Trust which provides that there must be at least one trustee who does not hold Units or options to purchase Units of the REIT at all times.

	Principal Occupation	Partner, Lavery
Me Gérard Coulombe, Q.C. Montréal, Québec Independent Trustee since: 2007

Gérard Coulombe was appointed Trustee of Cominar in March 2007. He is a partner with Lavery, a leading law firm, where he practises business law. He holds a law degree from the University of Ottawa and did post-graduate studies at the University of Oxford, in the United Kingdom, where he was a Rhodes Scholar. He is recognized by LEXPERT as a leading practitioner in banking law, corporate finance and securities. Mr. Coulombe is a member of the board of directors of the following companies: Club de Hockey Canadien, Inc., National Bank Life Insurance Company, National Bank Group Inc., National Bank Trust Inc., Robichaud Conseil Inc. and Casavant Frères, L.P.

	Areas of expertise: business and corporate law, financial services and corporate governance
	Membership on the REIT’s Committees: Compensation Committee (Chairman) and Nominating and Corporate Governance Committee Membership on boards of other reporting issuers: National Bank of Canada (TSX)

	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Compensation Committee		3 of 3	100
	Nominating and Corporate Governance Committee		2 of 2	100
	Securities Held or Controlled
		Units (#)	Options (#)
	2010	2,544	–

Management Proxy Circular

	Principal Occupation	President and Chief Executive Officer of the REIT
Michel Dallaire, P.Eng. Québec City, Québec Non-Independent Trustee since: 1998

Michel Dallaire has been President and Chief Executive Officer of the REIT since April 2005. He has over 20 years of experience with Cominar, having served as President and Chief Operating Officer from 2003 to 2005, and Executive Vice-President, Operations until 2003. Prior to joining Cominar, he worked as an engineer for Dupuis Côté, a Québec City engineering firm. Mr. Dallaire holds a Bachelor of Science degree from Université Laval and is a member of the Ordre des ingénieurs du Québec.

	Areas of expertise: real estate, construction, mergers and acquisitions, development, finance and general management

	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Securities Held or Controlled(1)
		Units (#)	Options (#)
	2010	8,769,346	261,000

(1)      Includes 8,277,175 Units of the REIT held by AM Total Investments, General Partnership (formerly known as Cominar, General Partnership). The Units of AM Total Investments, General Partnership, are indirectly held by Corporation financière Alpha (CFA) Inc. (“CFA”) and 357,000 Units of the REIT are held by Fiducie testamentaire Jules Dallaire. The shares of CFA are held by the children of the late Jules Dallaire, including Michel Dallaire and Alain Dallaire, and related family trusts.

	Principal Occupation	Senior Executive Vice-President of the REIT
Michel Paquet, Attorney Québec City, Québec Non-Independent Trustee since: 1998

Michel Paquet has been Cominar’s Senior Executive Vice-President since March 2, 2010. He held the position of Senior Vice-President, Legal Affairs and Secretary of the REIT since 1998 and from 1986 to 1998, Mr. Paquet was Executive Vice-President, Legal Affairs and Secretary of Cominar Inc. From 1983 to 1986, Mr. Paquet practiced law with the Québec City law firm of Charest & Associés. During the four preceding years, he was a member of the law firm of Paradis, Chabot & Paquet in Thetford Mines. Mr. Paquet holds a law degree from the Université de Sherbrooke and is a member of the Québec Bar.

	Areas of expertise: real estate, business law, mergers and acquisitions and corporate governance
	Meetings Attended in FY10		#	%
	Board of Trustees		9 of 9	100
	Securities Held or Controlled(1)
		Units (#)	Options (#)
	2010	8,654,919	130,500

(1)      Includes 8,277,175 Units of the REIT held by AM Total Investments, General Partnership (formerly known as Cominar, General Partnership). The Units of AM Total Investments, General Partnership, are indirectly held by Corporation financière Alpha (CFA) Inc. (“CFA”) and 357,000 Units of the REIT are held by Fiducie testamentaire Jules Dallaire. The shares of CFA are held by the children of the late Jules Dallaire, including Michel Dallaire and Alain Dallaire, and related family trusts.

Management Proxy Circular

	Principal Occupation	Executive Vice-President, Operations of the REIT
Alain Dallaire Québec City, Québec Non-Independent Trustee since: 2006

Alain Dallaire has held the position of Executive Vice-President, Operations since 2008. From 2005 to 2008, he was Executive Vice-President, Leasing and Commercial Operations of the REIT. He has over 10 years’ experience in real estate and broad expertise across the entire range of the REIT’s leasing activities.

	Areas of expertise: real estate, leasing and general management

	Meetings Attended in FY10		#	%
	Board of Trustees		8 of 9	89
	Securities Held or Controlled(1)
		Units (#)	Options (#)
	2010	8,679,284	134,500

(1)      Includes 8,277,175 Units of the REIT held by AM Total Investments, General Partnership (formerly known as Cominar, General Partnership). The Units of AM Total Investments, General Partnership, are indirectly held by Corporation financière Alpha (CFA) Inc. (“CFA”) and 357,000 Units of the REIT are held by Fiducie testamentaire Jules Dallaire. The shares of CFA are held by the children of the late Jules Dallaire, including Michel Dallaire and Alain Dallaire, and related family trusts.

	Principal Occupation	Corporate director
Pierre Gingras Québec City, Québec Non-Independent (since 2007) Trustee since: 1998

Pierre Gingras is President of Placements Moras Inc., a real estate investment company. He was the co-founder and Vice-President of Jacques G. Parent Inc., an actuary firm. He is Chairman of the Board of Reliure Sélecte Inc. and was also a director of Fédération des caisses Desjardins du Québec from 1989 to 2000 and of the Imperial Life Insurance Company from 1994 to 1998. Mr. Gingras holds Master’s degree in administration from Université Laval.

Areas of expertise: finance, accounting and general management

Membership on the REIT’s Committees: Investment Committee (Chairman)

Membership on boards of other reporting issuers: Northwest & Ethical Investments L.P., Nuvolt Corporation Inc. (TSX)

	Meetings Attended in FY10		#	%
	Board of Trustees		7 of 9	78
	Investment Committee		4 of 4	100
	Securities Held or Controlled(1)
		Units (#)	Options (#)
	2010	104,735	–
(1) Includes 21,235 Units of the REIT held by Placements Moras Inc.

Each of the Trustees listed above has held his or her principal occupation for the last five years, except for Gérard Coulombe who, from 1977 to 2007, was senior partner of Desjardins Ducharme LLP, a law firm, and Alban D’Amours, who was President and Chief Executive Officer of the Mouvement des Caisses Desjardins from 2000 to 2008.

Management Proxy Circular

The management of the REIT and the Trustees as a group (22 people) owned beneficially, or exercised control or direction over, 9,083,864 Units, or approximately 14.5% of the issued and outstanding Units as at March 30, 2011.

2.2.2	Board Interlocks

The Nominating and Corporate Governance Committee of the Board has reviewed the participation of the REIT’s Trustees on the boards of other reporting issuers and has determined that no two Trustees are members of the board of another reporting issuer together.

2.2.3	Trustees Attendance Record

In the 2010 fiscal year, the Board and its Committees held the following number of meetings:

Board of Trustees	9
Audit Committee (AC)	5
Nominating and Corporate Governance Committee (NGC)	2
Investment Committee (IC)	4
Compensation Committee (CC)	3

Total	23

Overall, the combined attendance by the Trustees at Board and Committee meetings was 98%. A record of attendance by individual Trustees at meetings of the Board and its Committees, as applicable, is set out below.

Trustee	Board Meetings Attended		Committee Meetings Attended
Robert Després	9 of 9	100%	7 of 7	100%
Michel Dallaire	9 of 9	100%	N/A	N/A
Michel Paquet	9 of 9	100%	N/A	N/A
Alain Dallaire	8 of 9	89%	N/A	N/A
Pierre Gingras	7 of 9	78%	4 of 4	100%
Gérard Coulombe	9 of 9	100%	5 of 5	100%
Dino Fuoco	9 of 9	100%	9 of 9	100%
Ghislaine Laberge	9 of 9	100%	9 of 9	100%
Alban D’Amours	9 of 9	100%	8 of 8	100%
Attendance Record	Board	96%	AC	100%
			IC	100%
			NGC	100%
			CC	100%

2.2.4	Trustees’ Unit Ownership Guidelines

To align Trustees’ interests with those of Unitholders, the Board has adopted a minimum unitholding requirement for Trustees. Each Trustee is required to own at least 2,000 Units of the REIT and he/she must acquire this number of Units before the date of the third anniversary of his/her election. The Contract of Trust also provides that, at all times, there must be at least one Trustee who is not directly or indirectly a Unitholder or a person who holds an option to acquire Units. Dino Fuoco is the trustee who does not hold, directly or indirectly, Units or options to purchase Units of the REIT. As at the date hereof, all Trustees comply with the unit ownership guidelines.

Management Proxy Circular

2.2.5	Trustees and Officers Liability Insurance

The REIT has entered into indemnification agreements with each of the Trustees. It has also purchased $5,000,000 of Trustees’ and officers’ liability insurance for a period of one year expiring on December 31, 2011, for an annual premium of $55,460. The premium has been paid by the REIT in full and has not been allocated among the insured. The following deductibles are assumed by the REIT: $50,000 relating to coverage for the REIT’s liability, $25,000 relating to coverage for indemnification of the REIT and $10,000 relating to coverage for liability involving employment practices and third party discrimination. As at March 30, 2011, no claim has been presented or paid under such policy.

2.2.6	Cease Trade Orders and Bankruptcies

To the knowledge of the Trustees and officers of the REIT and according to information provided to the REIT, none of the candidates proposed for election as Independent Trustee of the REIT, other than (i) Robert Després who was a director and executive of McWatters Mining Inc., a mining company which filed notice in January 2004 of its intention to submit a proposal to its creditors under the Bankruptcy and Insolvency Act which was accepted by its creditors in June 2004 and subsequently ratified by the Superior Court of the district of Québec City in July 2004, and (ii) Gérard Coulombe who, until September 28, 2005, was a Board member of Centre International de Gestion de Projets G.P., a non-profit company which went bankrupt on September 29, 2005, is, as of the date of this Circular, or has been, within the ten years before such date, a director, trustee, chief executive officer or chief financial officer or, in respect of subsection (c) below, an executive officer of a company which, while the person was acting in such capacity:

(a)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)

was subject to an event that resulted, after the Trustee or executive officer ceased to be a Trustee or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

2.2.7	Individual Bankruptcies

No person proposed to be nominated for election as an Independent Trustee at the Meeting is or has, within the preceding 10 years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

2.2.8	Code of Ethics and Business Conduct

The Board of Trustees has adopted a Code of Ethics and Business Conduct (the “Code of Conduct”) which applies to Trustees, officers, REIT employees and individuals bound by contract or otherwise to the REIT. The REIT’s Code of Conduct is available at www.sedar.com.

Management Proxy Circular

2.3	Appointment of Auditors

The persons named in the enclosed form of proxy intend to vote IN FAVOUR OF the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the REIT to hold office until the next annual meeting of unitholders at such remuneration as may be fixed by the Board of Trustees of the REIT. PricewaterhouseCoopers LLP has been the auditor of the REIT since May 18, 2010.

2.3.1	Auditors’ Fees

The following table summarizes the fees paid by the REIT for services provided by its external auditors, PricewaterhouseCoopers LLP, as of their appointment at the annual meeting on May 18, 2010 and Ernst & Young in 2010 until the end of their mandate and for 2009:

			2010(1)	2009(2)
Audit fees			139,517	114,772
Operating costs audit fees			12,400	10,400
Conversion to international financial reporting standards fees			26,906	65,250
Audit-related fees			27,900	40,869
Tax consulting fees			76,668	138,502
All other fees(3)			64,965	176,810
	TOTAL		348,356	546,603
(1)	Fees of $150,585 were paid to Ernst & Young LLP and $197,771 to PricewaterhouseCoopers LLP.
(2) Fees paid to Ernst & Young.
	2009	2010
(3) Fees related to quarterly review of financial statements	$45,000	$33,500
Fees related to prospectuses	$115,585	$31,465
Consulting fees - new accounting standard 3064	$12,925	–
Other	$ 3,300	–
Total:	$176,810	$64,965

The Audit Committee has determined that the provision of non-audit services by both Ernst & Young LLP until the end of their mandate and PricewaterhouseCoopers LLP since their appointment was not incompatible with maintaining their independence. The Audit Committee has adopted a policy whereby it must pre-approve all services performed by the REIT’s auditors. At every meeting of the Audit Committee, a report is presented on all services performed by the REIT’s auditors.

PART 3 – STATEMENT OF EXECUTIVE COMPENSATION

3.1	Compensation Analysis

a)	Objectives of Overall Compensation Policy

Within the REIT, remuneration plays an important role in attracting and retaining key members of the management team. The REIT is committed to maintaining a compensation policy that drives business performance, is competitive and encourages unit ownership. The REIT would like to attract and retain competent and motivated officers to achieve its business mission. It considers skills and performance to be key factors in the progress of its officers and the determination of their overall compensation. The REIT wishes to compensate its officers fairly and equitably taking into account (i) their level of responsibility, (ii) the compensation offered in the market for comparable positions, (iii) individual performance and contribution, and (iv) the REIT’s ability to pay. As a result, the REIT uses both fixed and variable compensation to achieve the goals of its overall compensation policy as well as a competitive benefits program.

Management Proxy Circular

b)	Purpose of Overall Compensation Policy

The purpose of the overall compensation policy is to set out (i) the position of the overall compensation offered by the REIT compared to that offered in its benchmark market (“External Equity”), and (ii) the position of the overall compensation offered to each executive officer compared to that offered to the other persons in question (“Internal Equity”).

In its search for External Equity, the REIT annually updates the compensation study to determine its competitive position vis-à-vis the benchmark market, which takes into account the type of company and the profile of the human resources it employs. The benchmark market is made up of Canadian companies in the real estate sector of a comparable size and with similar activities to the REIT. Over 25 real estate investment trusts and/or reporting issuers are considered comparable: the Allied, Boardwalk, Calloway, Canadian Apartment Properties, Canadian Hotel Income Properties, Chartwell, Crombie, Dundee, H&R, InnVest, IPC US, Morguard, Northern Property, Primaris, Riocan and Royal Host (real estate investment trusts), and Bentall Capital LP, Brookfield Properties Corp., Brookfield Lepage Johnson Controls Facility Management Services, Cadillac Fairview Corporation Limited, First Capital Realty, Fortis Properties, Maestro Group, Melcor Developments Ltd., Morguard Corporation and Oxford Properties Group Inc. (reporting issuers or limited partnerships). This group of entities is the “Benchmark Market”. When analyzing the remuneration practices and levels of the Benchmark Market, the Compensation Committee also takes into consideration the REIT’s financial targets.

Internal Equity is achieved by implementing the following procedures: job evaluation, salary management and performance management.

c)	What the Overall Compensation Policy is Designed to Reward

The overall compensation policy of Cominar REIT is designed to constitute adequate reward for services and incentive for the senior management team to implement both short-term and long-term strategies aimed at ensuring the growth of distributions and increasing value for Unitholders. The REIT aims to offer an overall compensation which is close to the market median in terms of fixed compensation, to the market median in terms of overall compensation (fixed and variable compensation) when results meet expectations, and at a level higher than the market in terms of overall compensation (fixed and variable compensation) when the results outperform the market.

d)	Components of Overall Compensation, Determination of Amounts for each Component and Rationale for Amounts of each Component

For the purpose of the application of overall compensation, it includes: (i) fixed compensation made up of the base salary, benefits and other employment conditions, and (ii) variable compensation made up of incentive programs. The short-term incentive program allows a senior executive to receive a bonus when the REIT’s performance goals are met. The long-term incentive program allows senior executives to participate in the REIT’s growth. The President and Chief Executive Officer is responsible for the application of the senior executive team’s overall compensation policy (other than that of the President and Chief Executive Officer) and any change to the policy must be submitted to the Compensation Committee for recommendation to the REIT’s Board of Trustees.

3.1.1	Base Salary

The base salary for senior executives and other officers is determined according to the evaluation of their performance, experience, level of responsibility and the importance of the position within the REIT, as well as a benchmark corresponding to the market median, the minimum and maximum of which vary between 80% and 120% of such benchmark, which is adjusted annually in order to classify the officer in the appropriate contribution category.

Management Proxy Circular

3.1.2	Short-term Incentive Program

The senior executives and other officers benefit from a short-term incentive program designed to encourage the achieving of the REIT’s performance objectives. Under the program, each officer can earn a bonus in an amount based on results achieved for the evaluation indicators applied to each officer for his particular business sector, the evaluation of his performance and the opinion of his superiors. The model used is untiered and the review threshold is separate from the objective.

The bonus corresponds to a percentage of the base salary and is determined based on the results achieved for the evaluation indicators applied to each officer. Two or more indicators involve the REIT (the overall occupancy rate and total acquisitions are examples), two or more others cover the individual’s specific business sector (such as the retention rate and new rentals) and one indicator involves the evaluation of the individual’s performance and the opinion of his or her superiors.

3.1.3	Long-term Incentive Program

The long-term incentive program is designed to compensate senior executives and other officers for their efforts in achieving the REIT’s growth objectives through a unit option plan, the exercise of which depends on certain conditions. The model used is untiered and the review threshold is separate from the objective. The number of options granted is determined based on the results achieved calculated using a percentage of the base salary which corresponds to the target grant to which a weighting factor may be applied according to the return of the REIT and the individual performance. It may vary between 50% and 150% of the grant defined as a quantity of options expressed as a percentage of the base salary which the REIT intends to grant if the results reach set objectives. The number of options granted is also based on long-term contribution and other elements, including potential, retention objectives and succession planning. There is no requirement that the Board of Trustees grant options each year. According to the overall compensation program, options granted to senior executives and other officers during the 2010 fiscal year may not be exercised, even if they are free-trading, if the following three conditions are not met: the market price of the security must be at least ten percent (10%) higher than the exercise price of the option; the senior executive or other officer must undertake to hold a number of Units corresponding to the multiple determined for his base salary; and when they are exercised, if the senior executive or other officer does not hold the required minimum number of Units, he must keep at least five percent (5%) of the Units purchased until he has the multiple corresponding to his base salary.

3.1.4	Unit Option Plan

In accordance with section 613 (d) of the Toronto Stock Exchange Rule Book and Policies, the provisions governing the Plan are described in detail in Schedule “B” of this Circular. Options to purchase Units may be granted from time to time to senior executives and other officers pursuant to the Plan in order to sustain a commitment to long-term profitability and maximize Unitholder value.

Up to 33 1/3% of the Units under option granted to senior executives pursuant to the Plan during the 2010 fiscal year are vested, on a cumulative basis, on the first, second and third anniversary of the award date, and the expiry date is December 21, 2015.

On December 21, 2010, the REIT granted senior executives and other officers (13 people) a total of 316,500 options as compensation for the fiscal year ended December 31, 2010 under the long-term incentive program. These options represent 0.5% of the aggregate undiluted Units outstanding as of the above-mentioned date. On December 31, 2010, a total of 4,169,900 options were outstanding, representing 6.65% of the aggregate undiluted outstanding Units.

Management Proxy Circular

3.1.5	President and Chief Executive Officer

3.1.5.1	Base Salary

The base salary and the annual bonus paid to the President and Chief Executive Officer, Michel Dallaire, are also determined by reference, among other things, to the Benchmark Market, his duties and his performance. Accordingly, the Compensation Committee reviews this information, as well as the performance of the REIT and of the President and Chief Executive Officer individually when recommending the President and Chief Executive Officer’s salary and bonus for a given year. The base salary paid to the President and Chief Executive Officer in the 2010 fiscal year was less than the Benchmark Market’s median salary.

3.1.5.2	Bonus

In the 2010 fiscal year, the bonus paid to the President and Chief Executive Officer was 35.5% of his base salary, which is less than the Benchmark Market’s market median. In the Compensation Committee’s view, this takes into consideration the REIT’s financial targets and performance. As is the case for the other senior executives and officers of the REIT, the President and Chief Executive Officer’s bonus is paid on the basis of the level of financial results actually achieved relative to the targets.

The REIT’s financial target used to determine the bonus is approved by the Board of Trustees. Personal objectives are set by the Compensation Committee and focus on strategic initiatives and management performance. In the 2010 fiscal year, the President and Chief Executive Officer achieved his personal objectives; therefore, under the rules as they apply to the President and Chief Executive Officer, Mr. Dallaire received a bonus of $97,720.

3.1.5.3	Long-term Incentives

The 67,500 options granted to the President and Chief Executive Officer as compensation for the fiscal year ended December 31, 2010 pursuant to the Plan were granted on the same basis as those of the other senior executives.

3.1.6	Change of Control Provisions

Reference is made to Section 3.5.1 “Change of Control Benefits”.

3.1.7	Compensation Consultant

During the 2010 fiscal year, the Compensation Committee retained the services of a compensation consultant, Aon Hewitt, for the purpose of providing external market data and commentary on the compensation of senior executives and other officers. The aggregate fees paid to Aon Hewitt for services provided to the REIT during the 2010 fiscal year were $6,100.

Management Proxy Circular

3.1.8	Performance Graph

The following graph compares the cumulative Unitholder return on $100 investments in Units of the REIT for the REIT’s five most recent fiscal years commencing January 1, 2006, with a cumulative total Unitholder return on the S&P/TSX Composite Index for the same period assuming reinvestment of all distributions.

Relative Performance

Total Return Summary

	January 1, 2006	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
Cominar Total Return	100.00	124.06	119.26	100.85	133.31	154.25
S&P/TSX Index Total Return	100.00	117.26	128.80	86.28	116.52	137.06

The trend shown by the above performance graph is a constant increase in the cumulative Unitholder return in 2006, followed by a slight decrease starting early 2007 and an improvement in the middle of 2008, with the REIT generally outperforming the S&P/TSX Composite Index fairly consistently over the past five years.

Although the REIT outperformed the S&P/TSX Composite Index in 2006, 2008, 2009 and 2010, the two curves show comparable performance over the past five years.

Management Proxy Circular

3.1.9	Unit Option Awards

The granting of unit options is part of the long-term incentive component of senior executive compensation. As such, the Plan was initially developed by the President and Chief Executive Officer of the REIT and the Executive Vice-President and Chief Financial Officer of the REIT, with the assistance of external legal advisers. The Plan was then submitted to the Compensation Committee which is responsible for recommending its approval by the Board of Trustees.

The annual award of options under the Plan is part of the annual review of senior executive compensation by the Compensation Committee which in turn submits its recommendations to the Board of Trustees.

3.2	Summary Compensation

3.2.1	Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended December 31, 2010 and 2009 of the President and Chief Executive Officer, the Executive Vice-President and Chief Financial Officer and the three other most highly compensated executive officers of the REIT (collectively called the “Named Executive Officers” or “NEOs”).

Name and principal position	Year	Salary ($)	Option-based awards(1)(2) ($)	Non Option-based incentive plan compensation ($)	Other compensation(4) ($)	Total compensation ($)
Annual incentive plan(3)
Michel Dallaire, P.Eng. President and Chief Executive Officer, non-independent trustee	2010 2009	275,000 250,000	60,075 68,175	97,720 127,325	– –	432,795 445,500
Michel Berthelot, CA Executive Vice-President and Chief Financial Officer	2010 2009	213,000 190,000	32,040 36,360	47,925 45,006	– –	292,965 271,366
Michel Paquet, Attorney Senior Executive Vice-President, non- independent trustee	2010 2009	180,000 165,000	29,370 33,330	24,188 33,928	– –	233,558 232,258
Alain Dallaire Executive Vice-President, Operations, non-independent trustee	2010 2009	180,000 165,000	29,370 33,330	43,432 34,892	– –	252,802 227,162
Michel Ouellette, É.A. Executive Vice-President, Acquisitions and Development	2010 2009	148,000 145,000	22,695 27,270	19,636 20,818	– –	190,331 199,148

(1)

The options granted in the 2010 fiscal year pursuant to the Plan are exercisable as follows: (i) up to 33 1/3% of the Units under option are vested, on a cumulative basis, on the first, second and third anniversary of the award date; and (ii) the options will expire on December 21, 2015. The options granted in the 2009 fiscal year are exercisable in the same manner, but expire on December 21, 2014.

(2)	In determining the fair value of the option awards, the Black-Scholes model, an established methodology, was used, with the following assumptions:

(i) Risk-free interest rate: 1.68% (2.13% for the 2009 grants);

(ii) Expected volatility in the market price of the Units: 16.5% (18.5% for the 2009 grants);

(iii) Expected yield: 7.14% (7.67% for the 2009 grants); and

(iv) Expected life: 3.5 years.

(3)	See Section 3.1.2 “Short-term Incentive Program”.
(4)	Perquisites have not been included, as they do not reach the prescribed threshold of the lesser of $50,000 and 10% of total salary for the fiscal year.

Management Proxy Circular

3.3	Incentive Plan Awards

3.3.1	Outstanding Option Awards

The following table indicates for each of the NEOs all awards outstanding at the end of the 2010 fiscal year.

	Option-based awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(1) ($)
Michel Dallaire	52,500	18.68	Feb. 6, 2013	622,215
	73,500	15.14	Dec. 19, 2013
	67,500	19.48	Dec. 21, 2014
	67,500	20.93	Dec. 21, 2015
Michel Berthelot	27,000	18.68	Feb. 6, 2013	345,630
	42,000	15.14	Dec. 19, 2013
	36,000	19.48	Dec. 21, 2014
	36,000	20.93	Dec. 21, 2015
Michel Paquet	27,000	18.68	Feb. 6, 2013	315,975
	37,500	15.14	Dec. 19, 2013
	33,000	19.48	Dec. 21, 2014
	33,000	20.93	Dec. 21, 2015
Alain Dallaire	25,500	18.68	Feb. 6, 2013	230,245
	23,000	15.14	Dec. 19, 2013
	33,000	19.48	Dec. 21, 2014
	33,000	20.93	Dec. 21, 2015
Michel Ouellette	25,500	18.68	Feb. 6, 2013	222,145
	23,000	15.14	Dec. 19, 2013
	27,000	19.48	Dec. 21, 2014
	25,500	20.93	Dec. 21, 2015

(1)

The value of unexercised in-the-money options at fiscal year-end is the difference between the closing price of the Units on December 31, 2010 on the TSX ($20.83) and the exercise price. This value has not been, and may never be, realized. The actual gains, if any, on exercise will depend on the value of the Units on the option exercise date. (See Section 3.1.4 “Unit Option Plan”.)

3.3.2	Incentive Plan Awards – Value Vested or Earned During the Year

The following table indicates for each NEO the value on vesting of all awards and the bonus payout during the 2010 fiscal year.

Name	Option-based awards – Value vested during the year(1) ($)	Non Unit-based incentive plan compensation – Value earned during the year(2) ($)
Michel Dallaire	173,805	97,720
Michel Berthelot	98,100	47,925
Michel Paquet	87,995	24,188
Alain Dallaire	60,010	43,432
Michel Ouellette	57,170	19,636

(1)	See Note 12 to the REIT’s audited consolidated financial statements for the fiscal year ended December 31, 2010.
(2)	See Section 3.1.2 “Short-term Incentive Program”.

Management Proxy Circular

3.4	Pension Plan Benefits

The REIT does not have a specific pension plan or retirement plan for NEOs.

3.5	Termination Benefits

Michel Dallaire, President and Chief Executive Officer of the REIT, has entered into an employment agreement with the REIT. Since January 1, 2011, the four other NEOs have also.

3.5.1	Change of Control Benefits

3.5.1.1	President and Chief Executive Officer

Under his employment contract effective since 2005, Michel Dallaire is entitled to receive an annual base salary and is entitled to be granted options pursuant to the Plan. He participates in any benefit plan, short-term incentive plan, long-term incentive plan and distribution reinvestment plan made available by the REIT from time to time. His base salary is of $320,000 in 2011 (revised annually).

The Employment Contract provides that if the REIT terminates Michel Dallaire’s employment “without cause” where a change of control (as such term is defined below) has not occurred, the REIT will pay him the following sums: (i) a sum equal to two times his annual base salary; (ii) a sum equal to two times the highest of: the average annual bonus paid for the two fiscal years immediately preceding the termination of employment, the target bonus for the fiscal year in which such termination occurs or the actual bonus attained for the fiscal year in which such termination occurs; (iii) a sum equal to two times the highest of the followings gains: the highest gain realized by Michel Dallaire during the REIT’s two fiscal years immediately preceding the termination of employment, upon exercise of the options granted under the Plan and the sale of the Units corresponding to such options, and the highest potential gain that Michel Dallaire would have realized during the REIT’s two fiscal years immediately preceding the termination of employment; the REIT will maintain coverage of Michel Dallaire under its executive benefit plans for two years following the termination of employment, provided that these perquisites will be reduced to the extent he receives comparable perquisites without cost during the two-year period following the termination of employment; the REIT will pay the value of two years of continued coverage under any pension or other retirement plan or profit sharing plan maintained by the REIT for two years following termination of employment; the REIT will continue to provide him with these perquisites, provided that these perquisites will be reduced to the extent Michel Dallaire receives comparable perquisites without cost during the two-year period following the termination of employment; the REIT will continue the vesting of any outstanding options and other equity-based compensation awards, including with respect to options granted under the Plan; and the REIT’s retention period with respect to any Units purchased by or for Michel Dallaire under any long-term incentive plan or distribution reinvestment plan will immediately expire.

The Employment Contract also provides that if, within three years following a change of control of the REIT, the REIT terminates Michel Dallaire’s employment “without cause”, the REIT will pay him the following sums: (i) a sum equal to three times his annual base salary; (ii) a sum equal to three times the highest of: the average annual bonus paid for the three fiscal years immediately preceding the termination of employment, the target bonus for the fiscal year in which such termination occurs or the actual bonus attained for the fiscal year in which such termination occurs; (iii) a sum equal to three times the highest of the followings gains: the highest gain realized by Michel Dallaire during the REIT’s two fiscal years immediately preceding the termination of employment, upon exercise of the options granted under the Plan and the sale of the Units corresponding to such options, and the highest potential gain that Michel Dallaire would have realized during the REIT’s two fiscal years immediately preceding the termination of employment; the REIT will maintain coverage of Michel Dallaire under its executive benefit plans for three years following the termination of employment; the REIT will pay the value of three years of continued coverage under any pension or other retirement plan or profit sharing plan maintained by the REIT following termination of employment; the REIT will continue to provide him with these perquisites, provided that these perquisites will be reduced to the extent Michel Dallaire receives comparable

Management Proxy Circular

perquisites without cost during the three-year period following the termination of employment; the REIT will continue the vesting of any outstanding options and other equity-based compensation awards, including with respect to options granted under the Plan; and the REIT’s retention period with respect to any Units purchased by or for Michel Dallaire under any long-term incentive plan or the distribution reinvestment plan will immediately expire.

In Mr. Dallaire’s employment contract, the expression “Change of Control” means (i) any person or entity, alone or with any other person or entity, directly or indirectly, becoming owner or exercising control over 20% or more of the voting rights attached to the Units of the REIT and/or securities which can be converted to or exchanged for Units of the REIT giving to these persons or entities the ability to acquire control over 20% or more of the voting rights attached to the Units of the REIT; or (ii) if the individuals who as of December 21, 2005 constituted the Independent Trustees (and any new Independent Trustee whose appointment or nomination for election by the Unitholders was approved by a vote of at least three quarters (3/4) of the votes cast by the Independent Trustees then still in office who either were Trustees as of December 21, 2005 or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of Trustees; or (iii) if the Unitholders of the REIT approve a merger, consolidation, combination or arrangement plan with another entity, a termination plan of the REIT or the disposition of all or a substantial part of the assets of the REIT. The total amount of the termination benefits that would be paid to Mr. Dallaire following a change of control in circumstances described above, assuming the change of control took place on December 31, 2010, is estimated to be $2,719,578. The value of the unit options which will vest on the same date is estimated to be $622,215.

3.5.1.2	The Other NEOs

Under their respective employment contract, the NEOs other than the President and Chief Executive Officer (the “Other NEOs”) are entitled to receive an annual base salary revised annually in accordance with the REIT’s remuneration policy (see 3.1.1) and are entitled to be granted options pursuant to the Plan. They participate in any benefit plan, short-term incentive plan, long-term incentive plan and distribution reinvestment plan made available by the REIT from time to time.

The Employment Contract of the Other NEOs provides that if the REIT terminates their employment “without cause” and without there being a change of control (as such term is defined below), the REIT will pay them the following sums: (i) a sum equal to their annual base salary; (ii) a sum equal to the highest of: the average annual bonus paid for the two fiscal years immediately preceding the termination of employment, the target bonus for the fiscal year in which such termination occurs or the actual bonus attained for the fiscal year in which such termination occurs; the REIT will maintain coverage of them under its executive benefit plans for one year following the termination of employment, provided that these perquisites will be reduced to the extent that they receive comparable perquisites without cost during the one-year period following the termination of employment; the REIT will pay the value of one year of continued coverage under any pension or other retirement plan or profit sharing plan maintained by the REIT for one year following the termination of employment; the REIT will continue to provide them with these perquisites, provided that these perquisites will be reduced to the extent they receive comparable perquisites without cost during the one-year period following the termination of employment; the REIT will continue the vesting of any outstanding options and other equity-based compensation awards, including with respect to options granted under the Plan; and the REIT’s retention period with respect to any Units purchased by or for them under any long-term incentive plan or distribution reinvestment plan will immediately expire.

The Employment Contract of the Other NEOs also provides that if, within twelve months following a change of control of the REIT, the REIT terminates their employment “without cause”, the REIT will pay them the following sums: (i) a sum equal to 1.5 times their annual base salary; (ii) a sum equal to the highest of: the average annual bonus paid for the two fiscal years immediately preceding the termination of employment, the target bonus for the fiscal year in which such termination occurs or the actual bonus attained for the fiscal year in which such termination occurs; (iii) a sum equal to 1.5 times the percentage grant multiplied by the base salary, the percentage grant being defined in the overall compensation policy. The REIT will maintain coverage of the Other NEOs under its executive benefit plans for eighteen

Management Proxy Circular

months following the termination of employment, provided that these perquisites will be reduced to the extent that they receive comparable perquisites without cost during the eighteen-month period following the termination of employment; the REIT will pay the value of eighteen months of continued coverage under any pension or other retirement plan or profit sharing plan maintained by the REIT following the termination of employment; the REIT will continue to provide them with these perquisites, provided that these perquisites will be reduced to the extent they receive comparable perquisites without cost during the eighteen-month period following the termination of employment; the REIT will continue the vesting of any outstanding options and other equity-based compensation awards, including with respect to options granted under the Plan; and the REIT’s retention period with respect to any Units purchased by or for them under any long-term incentive plan or distribution reinvestment plan will immediately expire.

In the Employment Contract of the Other NEOs, the expression “Change of Control” means (i) any other person or entity, alone or with any other person or entity, directly or indirectly, becoming owner or exercising control over 30% or more of the voting rights attached to the Units of the REIT and/or securities which can be converted to or exchanged for Units of the REIT giving to these persons or entities the ability to acquire control over 30% or more of the voting rights attached to the Units of the REIT; or (ii) if the Unitholders of the REIT approve a merger, consolidation, combination or arrangement plan with another entity, a termination plan of the REIT or the disposition of all or a substantial part of the assets of the REIT.

The following table sets out an estimate of the severance benefits that would be paid to the Other NEOs following a change of control in circumstances described above, assuming the change of control took place on January 1, 2011. The estimated value of the unit options attributed to the Other NEOs is also provided as of the same date.

Name	Severance ($)	Unit Options ($)

Michel Berthelot	628,552	345,630
Michel Paquet	537,501	315,975
Alain Dallaire	537,510	230,245
Michel Ouellette	402,346	222,145

3.6	Compensation of Trustees

3.6.1	Narrative Discussion

The Compensation Committee reviews the compensation of the REIT’s non-employee Trustees on an annual basis. In this respect, this Committee analyses the trustee compensation practices of the Benchmark Market referred to under Section 3.1 “Compensation Analysis”. In addition, the Committee reviews general compensation surveys to compare the REIT’s Trustee compensation policies to generally accepted practices for reporting issuers in a similar or related sector, of similar complexity and annual income to that of the REIT.

During the last fiscal year, the fixed annual retainers and attendance fees of the REIT’s non-employee Trustees was as follows:

Annual fixed fees of Trustees	$25,000
Attendance fees for Trustees and committee members who do not hold options	$1,500
Additional fees paid to Chairman of the Board	$50,000
Additional fees paid to Audit Committee Chair	$10,000	(1)
Additional fees paid to Compensation Committee, Investment Committee and Nominating and Governance Committee Chairs	$5,000

(1) Increased to $15,000 for 2011.

Management Proxy Circular

On the recommendation of the Compensation Committee, the Board of Trustees amended the Trustee compensation policy for 2011 by setting the additional fees paid to the chairman of the Audit Committee at $15,000.

Effective March 15, 2007, the Board discontinued the granting of unit options to non-employee Trustees.

The Trustees who are executives of the REIT receive no remuneration for serving as Trustees. Trustees are reimbursed for travel and other expenses for attendance at Board and Committee meetings.

The REIT does not have a retirement plan for Trustees. There are no other arrangements under which Trustees were compensated in their capacity as Trustees by the REIT during the most recently completed fiscal year.

3.6.2	Trustee Compensation Table

The following table provides details of the compensation received by the Trustees of the REIT during the 2010 fiscal year.

Name	Fees ($)
Robert Després	114,500
Michel Dallaire(1)	–
Michel Paquet(1)	–
Alain Dallaire(1)	–
Alban D’Amours	50,500
Gérard Coulombe	51,000
Dino Fuoco	62,000
Pierre Gingras	46,500
Ghislaine Laberge	52,000
TOTAL:	376,500

(1)	Michel Dallaire, Michel Paquet and Alain Dallaire are executives of the REIT and receive no remuneration for acting as Trustees.

3.6.3	Option-based Awards

3.6.3.1	Outstanding Option-based Awards

No option-based awards have vested since March 15, 2007, the date on which the REIT ceased granting option-based awards to Trustees who are not employees of the REIT. Also (except for Michel Dallaire, Michel Paquet and Alain Dallaire who are NEOs), there were no unexercised options outstanding at the end of the 2010 fiscal year.

3.6.3.2	Outstanding Option-based Awards – Value Vested or Earned During the Year

The last options granted to the Trustees before March 15, 2007, the date on which the REIT discontinued the granting of unit options to Trustees who are not employees of the REIT, were exercised in full in 2010.

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The following table indicates for each of the Trustees (except for Michel Dallaire, Michel Paquet and Alain Dallaire who are NEOs) the value on vesting of all option-based awards during the 2010 fiscal year.

Name	Option awards – Value during the year on vesting ($)
Robert Després	153,590
Gérard Coulombe	–
Dino Fuoco	–
Pierre Gingras	78,700
Ghislaine Laberge	115,560
Alban D’Amours	–

3.7	Units Authorized for Issuance under the Plan

Reference is made to Note 12 of the audited consolidated financial statements of the REIT for the fiscal year ended December 31, 2010, included in the 2010 Annual Report. These documents are available on the SEDAR Website and are also posted on the REIT’s Website (www.cominar.com). A copy may also be obtained upon request to the Secretary of the REIT at 455 du Marais Street, Québec City, Québec, G1M 3A2, telephone: 1-866-COMINAR.

Plan category	Number of Units to be issued upon exercise of options, as at December 31, 2010	Weighted-average exercise price of options as at December 31, 2010 ($)	Number of Units remaining available for future issuance under option-based compensation plans, excluding securities reflected in first column, as at December 31, 2010
Unit Option Plan approved by Unitholders	4,169,900	17.82	486,884

486,884 units were available for future issuance under the Plan as at December 31, 2010.

3.8	Indebtedness of Trustees, Executive Officers and Officers

No loans were granted to Trustees, executive officers and officers of the REIT during the fiscal year ended December 31, 2010.

PART 4 – AMENDMENT OF THE PLAN

4.1	Proposed amendment – Increase in the number of Units reserved for issuance

A description of the Plan is attached as Schedule “B” of this Circular. Pursuant to the Plan, the maximum number of Units which may be issued under the Plan is presently fixed at 5,520,684 Units, representing approximately 8.8% of the number of Units issued and outstanding as of the date of this Circular.

As of March 21, 2011, options allowing the acquisition of an aggregate of 10,155,700 Units had been granted under the Plan since its adoption in 1998 and, of that number, options allowing the acquisition of 5,283,250 Units have been exercised and 942,500 options have been cancelled. Accordingly, a number of options allowing the acquisition of 3,929,950 Units are still outstanding. As of such date, the number of Units which has been reserved for issuance under the Plan with the Toronto Stock Exchange since the adoption of the Plan totals 9,721,584 Units. Out of that number, 5,283,250 Units were issued upon the exercise of options, such that 4,438,334 Units, representing approximately 7.0% of the number of Units issued and outstanding as of the date of this Circular, remain reserved with the Toronto Stock Exchange for issuance under the Plan.

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On March 2, 2011, the Trustees approved the amendment and updating of the Plan, subject to the approval of Unitholders and the regulatory authorities. The proposed amendment would increase the maximum number of Units which could be issued under the Plan from 5,520,684 to 6,303,642 (the “Plan Amendment”). The new proposed maximum would allow the REIT to continue to be able to grant approximately 10% of its available Units for the purpose of granting options in the form of “unexercised options” and “issuable options”. Accordingly, the Trustees approved the listing for trading on the Toronto Stock Exchange of 1,865,308 additional Units reserved for issuance upon the exercise of options granted under the Plan. The Plan Amendment is subject to the Toronto Stock Exchange’s prior approval. The Toronto Stock Exchange has conditionally approved the Plan Amendment, subject to its ratification by the Unitholders at the Meeting as contemplated herein and the filing with the Toronto Stock Exchange of all required documents.

Accordingly, at the Meeting, Unitholders will be asked to examine and, if they consider it advisable, approve, with or without amendment, the resolution set out in Schedule “A” hereof with respect to: (i) the confirmation and ratification of the Plan Amendment in order to increase the maximum number of Units which may be issued upon the exercise of options granted under the Plan from 5,520,684 to 6,303,642 (representing approximately 10% of the number of issued and outstanding Units of the REIT as of March 21, 2011); and (ii) the approval of the listing on the Toronto Stock Exchange of 1,865,308 additional Units reserved for issuance under the Plan. Of this number, (i) 782,958 Units represent the increase in the maximum number of Units which may be issued upon the exercise of options granted under the Plan; and (ii) 1,082,350 Units represent the replenishment of the Plan. To be valid, the resolution must be passed by the majority of the votes cast by the unitholders entitled to vote who attend the Meeting or who are represented by proxy.

The Trustees recommend that Unitholders vote in favour of the approval of the resolution ratifying and confirming the Plan Amendment. If the amendment to the Plan is not ratified and confirmed by ordinary resolution of the Unitholders, or if such change is not approved by the regulatory authorities, the Plan Amendment will not come into effect and the surplus options may not be exercised.

In the absence of any direction to the contrary from the unitholders naming them, the persons named in the attached proxy to be used at the Meeting plan to vote IN FAVOUR OF the approval of the resolution set out in Schedule “A” hereof.

PART 5 – CORPORATE GOVERNANCE

5.1	General

Cominar has made good governance a top priority from day one. As a result, in 2008 Cominar’s Board of Trustees won the Korn/Ferry – Commerce Magazine award for “2008 Board of Directors of the Year” in the medium-sized business category, as a tribute to our Board’s commitment to sound governance.

5.2	Statement of Corporate Governance Practices

“Corporate Governance” is the process and structure used to direct and manage the business and affairs of the REIT to achieve the Unitholders’ objectives. The Unitholders elect the Trustees who in turn are responsible for overseeing all aspects of the operations of the REIT, appointing management and ensuring that the business is managed properly taking into account the interests of the Unitholders and other stakeholders such as employees, customers, suppliers and the community at large.

In this Circular, the term “Independent Trustee” has the meaning given in the Contract of Trust, namely a Trustee (i) who is not a member of the Dallaire Family (as defined below), or an associate, director, officer or employee of a corporation or partnership comprising the Dallaire Group (as defined below) or an affiliate thereof, (ii) who is not related to the Dallaire Group, (iii) who is not a “related person” (within the meaning of the Income Tax Act (Canada)) in relation to the Dallaire Group or to any member of the Dallaire Family, (iv) who has no material business relationship with the REIT (other than his election or appointment as Trustee

Management Proxy Circular

or, subject to the provisions of the Contract of Trust, his being a Unitholder), the Dallaire Group or any member of the Dallaire Family, and (v) who represents to the REIT, upon his election or appointment as a Trustee, that he meets the foregoing criteria. An AM Total Investments Trustee (as defined below) is deemed not to be an Independent Trustee.

In this Circular, the term “Dallaire Family” means the spouse of the late Jules Dallaire, Michel Dallaire, Alain Dallaire, Linda Dallaire and Sylvie Dallaire and their respective spouses.

In this Circular, the term “Dallaire Group” includes AM Total Investments, General Partnership and Corporation financière Alpha (CFA) Inc.

In this Circular, the term “AM Total Investments Trustee” has the meaning given to the term “Cominar Trustee” in the Contract of Trust, namely, a nominee appointed as Trustee by Corporation financière Alpha (CFA) Inc., a corporation resulting from the amalgamation of Corporation financière Alpha (CFA) Inc. and Groupe Financier Alpha (GFA) Inc. (formerly known as Groupe Cominar Inc.), the amalgamation of Corporation financière Alpha (CFA) Inc. and Groupe Financier Alpha (GFA) 2001 Inc., and the subsequent amalgamation of Corporation financière Alpha (CFA) Inc. and 4341236 Canada Inc., on behalf of AM Total Investments, General Partnership.

•	Fully integrated real estate investment trust

The REIT operates as a fully integrated real estate investment trust, which is not subject to any third party management contracts.

In the opinion of the REIT, this structure reduces the potential for conflicts between the interests of management and the REIT. The REIT also believes that adopting a fully internalized management structure favours the harmonization of the interests of management and employees with those of Unitholders.

The REIT believes that effective corporate governance practices are fundamental to the overall success of any organization. The REIT’s Board of Trustees, through the Nominating and Corporate Governance Committee, monitors changes with respect to corporate governance practices and regulatory requirements. Under Policy Statement 58-201, Regulation 58-101 and Regulation 52-110 (“Regulation 52-110”) of the Canadian Securities Regulators, the REIT is required to disclose information relating to its corporate governance practices. The REIT’s corporate governance practices are as follows:

CORPORATE GOVERNANCE PRACTICES

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT	COMMENTS
1.(a) Disclose the identity of trustees who are independent.

The Nominating and Corporate Governance Committee has reviewed the independence of each Trustee on the basis of the definition in Section 1.4 of Regulation 52-110, as amended. A Trustee is “independent” if he or she has no direct or indirect material relationship with the REIT. A “material relationship” is one that could, in the view of the Board of Trustees, be reasonably expected to interfere with the exercise of a Trustee’s independent judgment. The Nominating and Corporate Governance Committee has determined, after reviewing the roles and relationships of each of the Trustees, that the majority (5 out of 9) of the nominees for election to the Board of Trustees and existing Trustees are independent from the REIT. The following Trustees or nominees have been affirmatively determined to be independent by the Nominating and Corporate Governance Committee of the Board:

Alban D’Amours (nominee)

Gérard Coulombe

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CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT	COMMENTS

Robert Després

Dino Fuoco

Ghislaine Laberge (nominee)

This determination was made on the basis that:

(a)   they (and their immediate family members) are not, and have not been within the last three years, an employee or executive officer of the REIT;

(b)   they (and their immediate family members) are not, and have not been within the last three years, an executive officer of an entity of which the REIT’s executives serve or served on the Compensation Committee;

(c)   they are not appointed by AM Total Investments, General Partnership, which is entitled under the Contract of Trust to appoint four Trustees as long as the percentage of Units held represents at least 10% of the Units then outstanding.

(b) Disclose the identity of trustees who are not independent, and describe the basis for that determination.

The Nominating and Corporate Governance Committee has determined, after reviewing the roles and relationships of each of the Trustees, that the following four out of nine Trustees are not independent from the REIT:

Michel Dallaire: President and Chief Executive Officer

Michel Paquet: Senior Executive Vice-President

Alain Dallaire: Executive Vice-President, Operations

Pierre Gingras: Trustee

Michel Dallaire, Michel Paquet, Alain Dallaire and Pierre Gingras, are AM Total Investments Trustees, having been appointed by AM Total Investments, General Partnership, which is entitled under the Contract of Trust to appoint four Trustees as long as the percentage of Units held represents at least 10% of the Units then outstanding.

(c) Disclose whether or not a majority of the trustees are independent.	A majority (5 out of 9) of the Trustees, including the two nominees for election to the Board, are independent from the REIT.
(d) If a trustee is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the trustee and the other issuer.	All directorships with other reporting issuers for each of the Trustees are set out under sections 2.2.1.1 “Nominees for Election as Independent Trustees” and 2.2.1.2 “Other Trustees”.

(e)   Disclose whether or not the independent trustees hold regularly scheduled meetings at which non-independent trustees and members of management are not in attendance. If the independent trustees hold such meetings, disclose the number of meetings held since the beginning of the most recently completed fiscal year. If the independent trustees do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent trustees.

In accordance with its mandate, the Board of Trustees may exclude management from its meetings, from time to time, as appropriate. In the past fiscal year, the Board of Trustees did not schedule separate meetings to be held without members of management being present. In addition to the President and CEO, the Senior Executive Vice-President, the Chief Financial Officer of the REIT and the Vice-President and Corporate Secretary were also present at all regularly scheduled meetings of the Board of Trustees. At the invitation of the Board, other members of management attended Board meetings and provided reports to the Board on the operating performance of the REIT. All the Board Committees are entirely made up of independent Trustees, with the exception of the Investment Committee, the majority of members of which are independent Trustees.

Management Proxy Circular

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT	COMMENTS
(f) Disclose whether or not the chair of the board is an independent trustee, disclose the identity of the independent chair, and describe his or her role and responsibilities.

The Chairman of the Board of Trustees is appointed by the full Board and is not a member of management. The Chairman of the Board, Robert Després, chosen by the full Board, is an Independent Trustee. The Board has developed a written position description for the Chairman of the Board. The Chairman’s role is to be primarily responsible for the proper functioning of the Board, for ensuring that all relevant issues are on the agenda, and for ensuring that all Trustees play their full part in its activities and receive timely materials in order to make informed decisions. The Chairman must make certain that the Trustees receive timely, relevant information tailored to their needs, and that they make an effective contribution to the REIT as Board members. The Chairman is responsible for ensuring that the Board understands the boundaries between Board and management responsibilities.

(g) Disclose the attendance record of each Trustee for all board and committee meetings held since the beginning of the most recently completed fiscal year.

The Board held 9 regularly scheduled and special meetings in the 2010 fiscal year. The Nominating and Corporate Governance Committee met twice, the Compensation Committee met three times, the Audit Committee met five times and the Investment Committee met four times during the year.

Overall, the combined attendance by the Trustees at both Board and Committee meetings was 98%. A record of attendance by each Trustee at meetings of the Board and its Committees during the fiscal year ended December 31, 2010 is set out under Section 2.2.3 “Trustees Attendance Record”.

2. Disclose the text of the board’s written mandate.

The Board has adopted a formal mandate for itself, which is attached hereto as Schedule “C”. This written mandate provides that the Board is responsible for the stewardship and business conduct of the REIT, including the creation of a culture of integrity, the adoption of a strategic planning process that takes into account, among other things, the opportunities and risks of the REIT’s business, the identification of the principal risks of the business and the implementation of appropriate systems to manage these risks, succession planning, the adoption of the Disclosure Policy, internal control and management information systems and the REIT’s approach to corporate governance.

Management Proxy Circular

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT		COMMENTS
3.(a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.

Yes, the Board has developed written descriptions. The mandate of the Chairman of the Board states that the Chairman provides leadership to the Board and serves as the spokesperson to the Unitholders at their annual meeting. The Chairman also sets the agenda of all Board meetings, presides all Board meetings, ensures the provision of accurate, timely and clear information to Trustees and ensures regular Board performance evaluation. In addition, the Chairman of the Board supervises the Committee Chairs. The mandate of the Committee Chairs provides for their participation in the development of committee meeting schedules and agendas. Committee Chairs preside all Committee meetings and ensure the orderly and efficient use of time in Committee meetings and provide reports to the Board on a regular basis.

(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO.

Yes, the Board and CEO have developed a written position description for the CEO. The office of CEO includes the following duties and responsibilities: strategy, leadership, operations, finance, reporting to the Board and relations with Unitholders, employees and the public. In general, the management of the REIT is empowered to operate the business on a day-to-day basis, but any responsibility which is not delegated to either Management or a Committee of the Board remains with the Board. In general, all matters of policy and all actions proposed to be taken which are not in the ordinary course of business require the prior approval of the Board or of a Board committee to which approval authority has been delegated. The REIT’s objectives are developed by the management of the REIT and approved by the Board.

4.(a)	Briefly describe what measures the board takes to orient new trustees regarding: (i) the role of the board, its committees and its trustees, and (ii) the nature and operation of the issuer’s business.

Each Trustee receives a Trustee’s Guide, which is updated as required. The Guide provides useful information about the REIT regarding more specifically the Contract of Trust, by-laws, provisions of the Civil Code of Québec governing trusts, policies, committees and their mandates. The Trustees regularly meet with management and are given periodic presentations on the REIT and recent developments.

(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its trustees.

Continuing education is provided to the Trustees as follows:

–      Periodic presentations by management at Board meetings on regulatory, industry or business developments.

–      In between Board meetings, Trustees are updated and provided with analyst reports, relevant media reports and other documentation to keep them informed of any changes within the REIT, the industry or the regulatory environment.

Management Proxy Circular

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT	COMMENTS

5.(a) Disclose whether or not the board has adopted a written code for the trustees, officers and employees. If the board has adopted a written code:

(i)     disclose how a person or a REIT may obtain a copy of the code;

(ii)    describe how the board monitors compliance with its code;

(iii)    provide a cross-reference to any material change report filed within the preceding 12 months that pertains to any conduct of a trustee or executive officer that constitutes a departure from the code; and

(iv)   describe any steps the board takes to ensure trustees exercise independent judgment in considering transactions and agreements in respect of which a trustee or executive officer has a material interest.

The REIT’s Board of Trustees has adopted a Code of Ethics and Business Conduct, a copy of which has been filed on SEDAR.

The Audit Committee regularly monitors compliance with the Code of Ethics and Business Conduct and also ensures that management encourages and promotes a culture of ethical business conduct.

The REIT has developed, and approved, various corporate policies, including the Disclosure Policy, the Use of Privileged Information Policy and the Gifts and Contributions Policy.

The Board has not granted any waiver of the Code of Ethics and Business Conduct in favour of a Trustee or executive officer. No material change report has been required or filed.

The Audit Committee monitors the disclosure of conflicts of interest by Trustees and ensures that no Trustee will vote or participate in a discussion on a matter in respect of which such Trustee has (or may be perceived to have) a material interest.

6.(a) Describe the process by which the board identifies new candidates for board nomination.

   (b) Disclose whether or not the board has a nominating committee composed entirely of independent trustees.

   (c) If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

This responsibility has been assigned to the Nominating and Corporate Governance Committee, which is made up of three Trustees, all of whom have been affirmatively determined by the Board to be independent. The mandate of the Nominating and Corporate Governance Committee is, among other things, to (i) annually recommend the members proposed for election or re-election to the Board; (ii) review the main factors to be considered in selecting Trustees; (iii) evaluate potential nominees to the Board; and (iv) annually review mandates of the Board, the Committees of the Board, the Chairman of the Board and the President and CEO.

If vacancies occur on the Board, the Nominating and Corporate Governance Committee recommends nominees to the Board, reviews the qualifications of prospective members and determines their relevance taking into consideration current Board composition and the anticipated skills required to round out the capabilities of the Board.

The Committee regularly reviews recommendations from other Trustees and members of management and determines whether to add a new candidate’s name to the list of potential trustee candidates.

7.(a) Describe the process by which the board determines the compensation for the issuer’s trustees and officers.

The Compensation Committee annually reviews and consults the Nominating and Corporate Governance Committee regarding the adequacy and form of the compensation for non-executive Trustees to ensure that such compensation realistically reflects the responsibilities and risks involved, without compromising a Trustee’s independence. The Committee annually reviews the compensation practices of comparable companies with a view to aligning the REIT’s independent Trustees’ overall compensation with the

Management Proxy Circular

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT	COMMENTS

comparator group median. Trustees who are executives of the REIT receive no additional remuneration for their services as Trustees. Effective March 15, 2007, the Board has discontinued the granting of unit options to non-executive Trustees. Also, to harmonize the Trustees’ interests with those of Unitholders, the Board has adopted a minimum unitholding requirement for Trustees. Each Trustee is required to hold at least 2,000 Units of the REIT not later than the third anniversary of the date he or she was first elected to the Board. However, the Contract of Trust provides that there must be at all times at least one Trustee who is not directly or indirectly a Unitholder or a person holding an option to purchase Units.

The Board has appointed a Compensation Committee with responsibility for recommending compensation for the President and CEO and the REIT’s officers to the Board.

(b) Disclose whether or not the board has a compensation committee composed entirely of independent trustees.	The Compensation Committee is made up of three Trustees, all of whom have been affirmatively determined by the Board to be independent.
(c) If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The duties and responsibilities of the Compensation Committee include developing a global compensation philosophy and policy; reviewing succession planning strategies, evaluating the Chief Executive Officer, reviewing the Chief Executive Officer’s and senior executives’ compensation, and monitoring the granting of unit options to officers.

(d)   If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed fiscal year, been retained to assist in determining compensation for any of the issuer’s officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

During the 2010 fiscal year, Cominar retained the services of an executive compensation consultant, Aon Hewitt, for the purpose of providing external market data and commentary on the compensation of senior executives. The aggregate fees paid to Aon Hewitt for services provided to the REIT during the 2010 fiscal year were $6,100.

8. If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

The Board has four Committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Nominating and Corporate Governance Committee; and (iv) the Investment Committee. All members of such committees are Independent Trustees, except for Pierre Gingras, who chairs the Investment Committee.

The duties of the Investment Committee are to recommend to the Trustees whether to approve or reject proposed transactions of the REIT, including proposed acquisitions, dispositions and investments as well as borrowings (including the assumption or granting of any immovable hypothec or mortgage) by the REIT. The Trustees may delegate to the Investment Committee the power to approve or reject proposed acquisitions, dispositions, investments or borrowings, as the case may be.

Management Proxy Circular

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT	COMMENTS

The Trustees have delegated to the Investment Committee the approval or rejection of all proposed acquisitions, developments, dispositions, investments, and borrowings up to $12 million. Management approves or rejects such transactions when their value is less than $2 million. Notwithstanding the appointment of the Investment Committee, the Trustees may consider and approve all matters over which the Investment Committee has authority.

The Board does not have any other committees.

9.     Disclose whether or not the board, its committees and individual trustees are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments.

The Nominating and Corporate Governance Committee has the mandate and responsibility to ensure that a process is in place for the annual review of the performance of individual Trustees, the Board as a whole, the Board Committees and the members thereof, as well as the Board and Committee Chairs.

The most recent annual evaluation showed that the Board, Committees, Board Chair, Committee Chairs and individual Trustees have effectively fulfilled their responsibilities.

5.3	Audit Committee Information

Reference is made to the Annual Information Form of the REIT for the fiscal year ended December 31, 2010 for a disclosure of information relating to the Audit Committee required under Form 52-110F1. A copy of this document can be found on SEDAR (www.sedar.com) or by contacting the Secretary of the REIT at its executive office, 455 du Marais Street, Québec City, Québec, G1M 3A2, telephone: 1-866-COMINAR.

PART 6 – OTHER INFORMATION

6.1	General

Information contained herein is given as at the date hereof except as otherwise stated. The management of the REIT knows of no matter to come before the Meeting other than the matters referred to in the accompanying Notice.

6.2	Interest of Insiders in Material Transactions

Michel Dallaire and Alain Dallaire, Trustees and officers of the REIT, indirectly control Corporation financière Alpha (CFA) inc. (“CFA”), Société de développement Laurier (SDL) inc. (“SDL”), Société de développement Alpha (SDA) inc. (“SDA”) and Dalcon inc. (“Dalcon”). Michel Paquet, also a Trustee and officer of the REIT, is associated with these corporations, acting as the Secretary thereof.

During the fiscal year ended December 31, 2010, the REIT recorded net leasing revenues of $0.5 million from Dalcon and CFA. The REIT also incurred, in connection with various unrelated projects, total expenses of $9.3 million for the completion by Dalcon, on its behalf, of improvements for its tenants and of $37.4 million for the construction and development of income-producing properties on its behalf by Dalcon. The Board of Trustees of the REIT believes that these expenses are competitive and advantageous to the REIT, as it does not have any disagreement with Dalcon.

Management Proxy Circular

On November 5, 2010, the REIT sold to SDA for an amount of $34.3 million properties it held for future development in Québec City, allowing the REIT to optimize its portfolio of properties held for future development while complying with the parameters set out in its Contract of Trust concerning this class of properties.

On May 4, 2009, the REIT sold to SDL a 5% interest in the Complexe Jules-Dallaire for a consideration of $2 million, reflecting 5% of the investments made as of such date by Cominar in the Complexe Jules-Dallaire. SDL is still paying its share of the investments made since that date. As part of that transaction, the REIT and SDL have signed a co-ownership agreement which includes various liquidity rights, including a sale/purchase arrangement in favour of Cominar, reciprocal pre-emption rights and acquisition rights in favour of Cominar in the event of a change of control of SDL and in favour of SDL in the event of a proposed acquisition targeting the REIT.

Apart from the information provided in this Circular or in the consolidated financial statements of the REIT for the fiscal year ended December 31, 2010 and since January 1, 2011, the REIT has no knowledge of any material interest of a Trustee or of an officer, current or proposed, in any transaction, or in a proposed transaction, that could or will materially affect the REIT.

6.3	Availability of Documents

The REIT’s financial information is included in the audited consolidated financial statements of the REIT and notes thereto and in the accompanying Management’s Discussion and Analysis (“MD&A”) for the fiscal year ended December 31, 2010. Copies of these documents and additional information concerning the REIT can be found on SEDAR (www.sedar.com) and may also be obtained upon request to the Secretary of the REIT at its executive office, 455 du Marais Street, Québec City, Québec, G1M 3A2, telephone: 1-866-COMINAR. The above documents, as well as the REIT’s news releases, are also available on the REIT’s Website (www.cominar.com).

6.4	Approval of Trustees

The content and the sending to the Unitholders of this Management Proxy Circular have been approved by the Board of Trustees of the REIT.

SIGNED in Québec City, Québec, the 30th day of March, 2011.

BY ORDER OF THE BOARD OF TRUSTEES,

(s) Patrick Quigley
Vice-President and Corporate Secretary

Management Proxy Circular

SCHEDULE “A”

Resolution to Update the Unit Option Plan

IT IS RESOLVED THAT:

1.

The increase in the number of units reserved for issuance upon the exercise of options granted under the Plan from 5,520,684 Units to 6,303,642 Units be and it is hereby approved, ratified and confirmed;

2.

The listing of the 1,865,308 additional Units on the Toronto Stock Exchange as reserved for issuance under the Plan be and it is hereby approved, ratified and confirmed, of which number (i) 782,958 Units represent the increase in the maximum number of Units which may be issued upon the exercise of options granted under the Plan; and (ii) 1,082,350 Units represent the replenishment of the Plan; and

3.

Any trustee or officer of the REIT is hereby authorized to sign, deliver and file, or to cause to be signed, delivered and filed any additional amendment or update or other agreements, documents, registration applications or actions that he/she considers necessary, desirable or appropriate, in his/her discretion, and is authorized to take or cause to be taken, for and on behalf of the REIT and the trustees of the REIT, any other actions in order to give effect to the foregoing resolutions.

Management Proxy Circular

SCHEDULE “B”

Unit Option Plan

On May 21, 1998, the REIT adopted the Plan which was amended and restated on May 15, 2001, November 13, 2003, May 11, 2004, May 10, 2006, May 15, 2007, May 14, 2008 and May 18, 2010. Participation in the Plan is restricted to an “Eligible Person”, which means: (i) a Trustee, officer or employee of the REIT or any subsidiary of the REIT (an “Eligible Individual”), (ii) a corporation controlled by an Eligible Individual, the issued and outstanding voting securities of which are beneficially owned, directly or indirectly, by such Eligible Individual and/or the spouse, minor children and/or minor grandchildren of such Eligible Individual, or (iii) a family trust of which the sole Trustee is an Eligible Individual and the beneficiary(ies) are any one or a combination of such Eligible Individual and/or the spouse, minor children, and/or minor grandchildren of such Eligible Individual. Options are granted by the Trustees, who also determine the terms and conditions thereof. The options have a term not exceeding seven years, unless determined otherwise by the Trustees, and in no event may the term of any option exceed ten years from the date the option was granted. The options are exercisable at a price not less than the Market Price on the trading day immediately preceding the day on which the grant of the Option is approved by the Trustees. If no specific determination is made, the granted options become vested in blocks of 20% on a cumulative basis after the first, second, third, fourth and fifth anniversary of the granting of such option.

“Market Price” on any particular day means the market price of one Unit and shall be calculated by reference to the closing price for a board lot of Units on the Toronto Stock Exchange (“TSX”), on that day or, if at least one board lot of Units shall not have been traded on the TSX on that day, on the immediately preceding day for which at least one board lot was so traded; or if, at any time, the Units are no longer listed on the TSX, then the Market Price shall be calculated by reference to the closing price, on the aforesaid day, for a board lot of Units on the stock exchange on which the Units are listed and had the greatest volume of trading on that particular day. In the event that the Units are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Units as determined by the Trustees, in their sole discretion.

The maximum number of Units initially authorized for issuance under the Plan was 5,520,684 Units (approximately 8.8% of the outstanding Units as at March 21, 2011). As at March 21, 2011, options to purchase 3,929,950 Units were outstanding (approximately 6.3% of the outstanding Units).

The aggregate number of Units reserved for issuance at any time to any one optionee shall not exceed five percent (5%) of the number of Units outstanding on a non-diluted basis at such time, less the total of all Units reserved for issuance to such optionee pursuant to any other unit compensation arrangement of the REIT. The aggregate number of Units issuable (or reserved for issuance) to insiders of the REIT under the Plan and any other unit compensation arrangement may not at any time exceed ten percent (10%) of the issued and outstanding Units. The aggregate number of Units issued to insiders under the Plan and any other unit compensation arrangement, within a one-year period, may not exceed ten percent (10%) of the issued and outstanding Units, and the issuance to any one insider and such insider’s associates, within a one-year period, may not exceed five percent (5%) of the issued and outstanding Units. In addition: (i) the aggregate fair value of the options allocated during a year in connection with all security-based compensation arrangements of the REIT to all non-employee Trustees entitled to options under the Plan may not exceed $100,000, according to the value determined using the Black-Scholes model; and (ii) the aggregate number of securities which may be issued during a year in connection with all security-based compensation arrangements of the REIT to all non-employee Trustees entitled to options under the Plan may not exceed one percent (1%) of its issued and outstanding securities. On March 15, 2007, the Board of Trustees terminated the granting of unit options for all non-employee Trustees.

Management Proxy Circular

An option or interest therein is personal to each optionee and is non-assignable other than by will or in accordance with estate laws. No option granted under the Plan shall be hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by any optionee on pain of nullity.

An option, and all rights to purchase Units pursuant thereto, generally expire and terminate immediately upon the optionee ceasing to be an Eligible Person. The Trustees may, in their entire discretion, at the time of the granting of options under the Plan, determine the provisions relating to expiration of an option upon the bankruptcy, death, retirement or termination of employment, position or engagement with the REIT or any subsidiary of an optionee while holding an option which has not been fully exercised, provided, however, that upon the termination of an optionee’s employment, position or engagement with the REIT otherwise than by reason of death, any option or unexercised part thereof granted to such optionee may be exercised by him for that number of Units only which he was entitled to acquire under the option at the time of such termination or cessation and provided further that such option shall in no event expire later than the earlier of (i) three (3) months following the optionee’s employment, position or engagement being terminated or ceased, and (ii) the expiry date of such option.

Upon the termination of an optionee’s employment, position or engagement with the REIT by reason of retirement, any option or unexercised part thereof granted to such optionee may be exercised by him for that number of Units only which he was entitled to acquire under the option at the time of such termination and provided further that such option shall in no event expire later than the earlier of (i) one year following the optionee’s, employment, position or engagement being terminated by reason of retirement, and (ii) the expiry date of such option. The provisions relating to such expiration shall be contained in the written option agreement, instrument or certificate between the REIT and the optionee.

If an optionee dies holding an option which has not been fully exercised, his personal representatives, heirs or legatees may, at any time following the grant of probate of the will or letters of administration of the estate of the deceased and prior to the period of time provided under the terms of the written option agreement, instrument or certificate between the REIT and the optionee for exercise of an option upon the death of the optionee, exercise the option with respect to the unexercised balance of the Units subject to the option, but only to the same extent to which the deceased could have exercised the option immediately before the date of such death, provided that such option shall in no event expire later than the earlier of (i) one (1) year following the optionee’s death, and (ii) the expiry date of such option.

In the event the REIT proposes to amalgamate, merge or consolidate with any other trust or entity (other than a wholly-owned entity) or to distribute all of its assets or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Units of the REIT or any part thereof is made to all or substantially all Unitholders of the REIT, the REIT shall have the right, upon written notice thereof to each optionee holding options under the Plan, to permit the exercise of all such options within the 20-day period next following the date of such notice and to determine that upon the expiration of such 20-day period, all rights of the optionees to such options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have any further force or effect whatsoever. In the event of the sale by the REIT of all or substantially all of the assets of the REIT as an entirety or substantially as an entirety so that the REIT shall cease to operate as an active business, any outstanding options may be exercised as to all or any part of the underlying Units in respect of which the optionee would have been entitled to exercise the options in accordance with the provisions of the Plan at the date of completion of any such sale at any time up to and including, but not after the earlier of: (i) the close of business on that date which is thirty (30) days following the date of completion of such sale; and (ii) the close of business on the expiration date of the options; provided, however, that the optionee shall not be entitled to exercise the options with respect to any other underlying Units.

Management Proxy Circular

Currently, the Trustees may amend or discontinue the Plan at any time, provided, however, that no such amendment may materially and adversely affect any option previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Units are listed and posted for trading and any relevant securities regulatory authorities.

Notwithstanding the foregoing, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the REIT now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Trustees, the Plan, as amended, shall be filed with the records of the REIT and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Trustees. In such event, all outstanding options shall be automatically amended to the extent required to comply with the terms and provisions of this Plan, as amended.

The Board of Trustees may amend or discontinue the Plan at any time without the approval of or prior notice to the Unitholders of the REIT or optionees, for any reason, including for the purposes of:

a)

amendments of a “housekeeping” nature, which include, without limitation, amendments to ensure continued compliance with applicable laws, regulations, rules or policies of any regulatory authority and amendments to remove any ambiguity or to correct or supplement any provision contained in the Plan which may be incorrect or incompatible with any other provision of the Plan;

b)	a change to the provisions of the Plan relating to the vesting of an option;

c)	a change to the provisions related to the termination of an option or the Plan which does not entail an extension of the term of validity thereof beyond the original expiration date; and

d)   the addition of a cashless exercise feature payable in cash or securities;

provided, however, that no such amendment or amendments may increase the maximum number of Units issuable pursuant to the Plan, change the manner of determining the minimum Option Price (as this term is defined in the Plan), change the period during which an option can be exercised after the expiration of the Blackout Period (as this term is defined in the Plan) or, without the consent of the optionee, adversely alter or impair any option previously granted to an optionee under the Plan.

However, (i) a reduction in the Option Price, (ii) an extension of the expiration date of an outstanding option, (iii) any amendment to the definition of “Eligible Person” under the Plan, or (iv) any amendment which would permit options to be transferable or assignable other than for normal estate settlement purposes may not be made without the approval of the Unitholders of the REIT (excluding the voting of securities held directly or indirectly by insiders benefiting from the amendment); provided, however, that: (x) an adjustment to the Option Price pursuant to section 9 of the Plan and (y) an extension of the expiration date pursuant to section 5.6 of the Plan, in each case subject to any applicable regulatory requirements, shall not require approval of the Unitholders of the REIT.

In addition, if the term of an option of any Eligible Person under the Plan expires during a Blackout Period (as this term is defined in the Plan) or within 10 business days of the expiration of a Blackout Period, then the term of the option or of the unexercised portion thereof shall be extended by 10 business days after the expiration of the Blackout Period.

Management Proxy Circular

SCHEDULE “C”

Mandate of the Board of Trustees

The Board of Trustees (the “Board”) exercises certain duties prescribed by law and is normally involved in a significant number of essential issues involving the REIT. Management and the Trustees shall determine the limits of the Board’s mandate as well as the issues to be discussed by the Board.

The issues generally submitted to the Board include the financial statements, strategic orientations, business plan, budgets, major investments, financing and other major financial activities, the hiring of executives, remuneration, evaluation and succession, issues relating to the goods and services of the REIT (such as quality and safety), management, organizational restructuring and material transactions.

In order to perform its duties, the Board must be aware of and have approved the general management plan of the business, but it must also be satisfied that the plan is implemented properly and that the appropriate oversight and internal and external control and audit systems are set up to ensure that the affairs of the business are managed responsibly. Such audit shall be carried out in part by governing and approving, among other things, the strategic plan and the business plans as well as the budgets resulting therefrom, taking into account the opinions of experts, both those which are internal and those which may come from outside.

The Board shall implement appropriate audit procedures, even if there is no particular problem. Such procedures will allow the Board to ensure compliance of the day-to-day management of the operations of the REIT and other aspects of management which it cannot oversee or review itself. Such procedures are not only useful and necessary to the oversight process but, in many situations, they will also provide an essential defence against allegations of failure to comply with the obligations of the Trustees in the performance of their duties.

Regulatory authorities are increasingly adopting corporate governance policies in order to ensure that the Trustees are more active and independent in performing their mandate. Regulatory authorities have, among other things, pointed out that the Board should explicitly assume the following specific duties:

•	adopt a planning procedure including the orientation and review of corporate strategies, major plans of action, risk management policies, business plans and budgets;

•	adopt performance goals and provide oversight of the conduct of business and corporate performance;

•	approve and oversee material transactions and investments;

•	select officers and approve their compensation;

•	do succession planning, including recruiting, training and career management and oversee the performance and evaluation of officers;

•	review the compensation system for board members and ensure that the board nomination procedure is well established and transparent;

•	oversee and manage potential conflicts of interest of the officers and board members and compliance by them with the policies of the REIT;

•

ensure the integrity of the financial and accounting systems of the REIT, including the independent audit, and ensure that an appropriate internal control system is set up, including a system for monitoring risks, financial controls and compliance with the law;

•	oversee the implementation and effectiveness of corporate governance rules;

Management Proxy Circular

•	approve the communication policy of the REIT and oversee its enforcement;

•	identify the main risks facing the REIT, ensure that a system has been set up to manage them, monitor it and revise it as needed;

•

adopt and disclose a code of ethics and business conduct for the REIT, ensure that the Trustees, officers and employees of the REIT and its subsidiaries, and the persons called upon to represent the REIT or to act on its behalf, including persons bound by contract or otherwise to the REIT, are informed thereof and understand its scope, that a procedure is set up to receive and handle complaints and that a report is made to the Board at least once a year or when a material offence occurs;

•	periodically check whether the REIT has granted loans or lines of credit to trustees or officers;

•	ensure that no trustee or officer has traded in units during black-out periods and that they file their insider report within the prescribed time when they trade outside such periods;

•	approve or amend the articles, by-laws or administrative resolutions;

•

ensure that integrity, and financial integrity in particular, prevails within the REIT while being satisfied with the integrity of the Chief Executive Officer and senior officers who will create a culture of integrity throughout the organization.

In order to efficiently fulfil its duties, the Board shall meet periodically (at least once per quarter), and the Board committees shall meet in accordance with the meetings provided for in their work program and when circumstances require to do so.

The Board may meet outside the presence of the officers at least once a year as part of a special meeting to such effect and, if it so wishes, at the end of each Board meeting or at other times during the year.

In addition, in performing its mandate, the Board may retain the services of outside advisers at the expense of the REIT.